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FOR IMMEDIATE RELEASE

         COGNICASE Enhances Enterprise Relationship Management Offering

                  o   Acquires e-Recruiting Specialist Njoyn

             o   Exclusive payroll management contract with Thinkpath

Montreal, March 14, 2002 - COGNICASE Inc. (TSE: COG, NASDAQ: COGI), an innovative IT solutions provider specializing in the development and integration of transactional solutions, today announced it has acquired all of the shares of Njoyn Software Inc. from Thinkpath Inc. (NASDAQ: THTH).

Njoyn software is a Web-based hiring management application that automates and manages recruitment and hiring processes in real time. By quickly pinpointing the best talent, it meets the needs of corporate human resource departments as well as staffing agencies. Njoyn clients include Microsoft Canada, GT Telecom, CIBC, Alias Wavefront, Huntech and TOSI.

As part of the acquisition, COGNICASE has entered into an exclusive agreement with Thinkpath, whereby COGNICASE will provide all payroll management services including payroll processing for all 200 Thinkpath employees.

Ronald Brisebois, COGNICASE Chairman of the Board, President and CEO stated, "This e-Recruiting solution enhances our enterprise resource and relationship management offering comprised of payroll, human resources and time management software. With the acquisition of Njoyn, we are truly in a position to help our clients face the many challenges of modern personnel management."

Declan French, Thinkpath CEO, stated, "The acquisition was timely for us, as it allows us to concentrate more on our core strengths of engineering services and e-learning. We also believe that COGNICASE is the right company to handle our payroll needs."



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About COGNICASE

COGNICASE Inc. (TSE: "COG", NASDAQ: "COGI") is an IT products and services provider specializing in advanced transaction processing and Internet-based applications. Relying on its results-driven approach, its software and technology and its Application Services Technology Centre, COGNICASE offers secure and scalable solutions that contribute to its customers' economic success in the age of the new economy. The Company is active in Canada, the United States and Europe.

About Thinkpath

Thinkpath Inc. is a provider of IT & engineering services, offering a blended suite of outsourcing, recruiting, training and technology to enhance the resource performance of large and high-growth corporations. Thinkpath clients include Microsoft, General Motors, Goldman Sachs, and Cummins. Further information about the company, its services and products can be found at www.thinkpath.com.

Forward-looking Statement

This press release contains certain forward-looking statements regarding Thinkpath Inc., its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause Thinkpath's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by Thinkpath in this news release and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect Thinkpath's business.

For further information, please contact:

COGNICASE
Michelle Courchesne
Executive Vice-President, Marketing and Communications
(514) 228-8928
michelle.courchesne@cognicase.com

Thinkpath
Deborah Bayne
Sr. Partner, Vantage Point Capital
905.844.3748 or 1-800-580-4382
dbayne@vantagepointcapital.com
khankinson@thinkpath.com